GROVE HOLDINGS LLC REPORTS FOURTH QUARTER AND FULL YEAR
                                  1998 RESULTS
             -------------------------------------------------------

Grove Holdings LLC (the "Company") announced today a 7.2% increase in global net sales for the fourth quarter of fiscal 1998 to $239.0 million from $223.0 million in the fourth quarter of fiscal 1997.

Gross profit decreased $22.9 million , or 40.0% from $57.2 million in the fiscal 1997 fourth quarter to $34.3 million in the fiscal fourth quarter of 1998. The primary cause for the decrease was a $17.7 million write-off of amounts assigned to inventory in excess of historical costs resulting from purchase accounting adjustments. There was also a decrease in gross profit attributable to the closure of the Company's Sunderland, U.K. facility which resulted in lower sales volume relative to fixed overhead, as volume was moved to the Shady Grove facility in anticipation of the closing. Gross profit at the Sunderland facility declined by $2.7 million compared to the same quarter last fiscal year. The remainder of the gross profit differential was caused by an extremely strong product mix in the fourth quarter of 1997, as well as soft prices in the aerial work platform business.

Selling, engineering, general, and administrative (SG&A) costs for the fourth fiscal quarter of 1998 increased $2.5 million, or 7.1 %, from $34.8 million in the fourth quarter of 1997 to $37.3 million in the fourth quarter of 1998. One time transition costs related to the acquisition and hiring of the new management team resulted in $2.2 million of the increase. Additionally, $1.8 million of the SG&A increase was attributable to amounts paid to the George Group in connection with the Company's ongoing operational improvement initiatives. These increases were partially offset by the Company's SG&A cost reduction efforts and reduced goodwill amortization over the prior period.

EBITDA for the fourth quarter of fiscal 1998 was $3.0 million compared to EBITDA of $26.8 million for the fourth quarter of fiscal 1997. Due to the acquisition and for the reasons discussed above, several adjustments are outlined in Exhibit II, which the Company believes better illustrate operational results and take into account certain non-recurring and other items. Fourth quarter fiscal 1998 EBITDA, subject to the adjustments set forth in Exhibit II, was $30.2 million, a 1% increase over the comparable EBITDA for fiscal 1997 of $29.5 million.

Sales for fiscal 1998 were $870.0 million, up 1.5% over fiscal 1997 sales of $856.8 million.

Gross profit decreased $45.8 million, or 22.5%, from $203.3 million in fiscal 1997 to $157.5 million in fiscal 1998. As with the fourth quarter, the majority of the margin decline was caused by a $27.7 million write-off of amounts assigned to inventory in excess of historical costs resulting from purchase accounting adjustments. The decline in margin attributable to the Sunderland, U.K. facility was $14.8 million. The balance of the gross profit differential is attributable to price and mix shifts within the business.

SG&A costs for fiscal 1998 were $140.9 million, compared to $135.4 million for fiscal 1997. The full year one-time SG&A costs associated with the acquisition and hiring of the new management team were $3.1 million. The George Group was paid $2.7 million for the fiscal year in connection with the Company's ongoing operational improvement initiatives. The Company's post-acquisition cost reduction efforts and reduced goodwill amortization account for the balance of the change in costs.

EBITDA for fiscal year 1998 was $36.3 million compared to EBITDA of $85.9 million for fiscal year 1997. As discussed above, several adjustments are outlined in Exhibit II, which the Company believes better illustrate operational results. Fiscal 1998 EBITDA, subject to the adjustments set forth in Exhibit II, was $89.7 in comparison to $93.0 for fiscal 1997.

Amounts for the year ended October 3, 1998 are derived by adding results of the Grove Companies for the seven months ended April 28, 1998 prior to the acquisition by the Company with the results of the Company for the five months ended October 3, 1998 following the acquisition. The amounts reported for the full fiscal year include certain adjustments to previously reported results principally related to amounts reported by the Grove Companies for the seven months ended April 28, 1998.

In connection with the acquisition, the company was formed as a limited liability company and its capital structure was changed significantly. Accordingly, comparisons of interest, taxes, and net income for fiscal 1998 and the fourth quarter of fiscal 1998 relative to prior periods would not be meaningful and are therefore not presented.

Company Chairman and CEO, S.J. Bonanno stated "We continue to make excellent progress in reducing costs, both through our operational improvement initiatives and our cost controls in the SG&A area. We are also making progress towards revitalizing our revenue growth by developing and commercializing new products more quickly."

"Since the acquisition in late April of this year, a new management team has been put in place, we have reduced our headcount by over 900 primarily through the closure of our Sunderland UK facility, and reductions in our Corporate staff. We have successfully completed the implementation of our new management information systems project. This project, once we are through the learning curve phase, should not only make us year 2000 compliant but also allow us to continue to streamline our administrative processes. We expect to commercialize 18 new products in fiscal 1999, more than we have in the past several years. In addition, by working more closely with our suppliers, we anticipate significant savings in the area of purchased materials and components."

"We have accomplished a lot in such a short period of time, but we have much to do in the areas of cost competitiveness and revenue generation."

Grove Holdings LLC, with headquarters in Shady Grove, Pennsylvania, is a leader in the design, manufacture, and marketing of mobile hydraulic cranes, self propelled aerial work platforms, and truck mounted cranes. Its operating businesses include Grove Crane, Grove Manlift, and National Crane with major manufacturing facilities located in the U.S., Germany, and France.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements above constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "anticipates", "expects", "estimates", "intends" "plans", "projects" and "outlook") are not historical facts and may be forward looking. Forward looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activities, cost savings, performance or achievements of the Company, or industry results to be materially different from any future results, levels of activity, cost savings, performance or achievements expressed or implied by such forward looking statements. Such factors include, among others, the following: i)substantial leverage and the ability to service debt; ii) changing market trends in the mobile hydraulic crane, aerial work platform and truck mounted crane industries; iii) general economic and business conditions including a prolonged or substantial recession;
iv) the ability of the company to implement its business strategy and maintain and enhance its competitive strengths; v) the ability of the Company to implement its efficiency and cost savings program; vi) the ability of the Company to obtain financing for general corporate purposes; vii) competition;
viii) availability of key personnel; ix) industry over capacity; and x) changes in, or failure to comply with government regulations. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity or achievements, and neither Grove Holdings LLC or any other person assumes responsibility for the accuracy and completeness of these forward looking statements. Any forward looking statement contained above speak solely as of the date on which such statements are made, and Grove Holdings LLC undertakes no obligation to update any forward looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

                               Grove Holdings LLC
                                    Exhibit I
                                 (in thousands)
                                   (Unaudited)

                                                   ---------------------------------------------------------------------------
                                                           Three months ended                    Twelve months ended
                                                   ---------------------------------------------------------------------------
                                                     September 27,       October 3,         September 27,       October 3,
                                                         1997               1998                1997               1998
                                                   -----------------  -----------------   -----------------  -----------------
Net sales                                          $        222,967   $        239,000    $        856,812   $        869,979

Cost of goods sold                                          165,780            187,014             653,539            684,728
Write-off of amounts assigned to inventory in
  excess of historical costs resulting from
  purchase accounting adjustments                                 -             17,707                   -             27,707
                                                   -----------------  -----------------   -----------------  -----------------
  Gross profit                                               57,187             34,279             203,273            157,544

Selling, engineering, general, and administrative
  expense                                                    32,554             35,352             126,328            132,599
Amortization of goodwill                                      2,253              1,927               9,054              8,306
                                                   -----------------  -----------------   -----------------  -----------------

------------------------------------------------------------------------------------------------------------------------------
Earnings before interest and taxes (EBIT)                    22,380             (3,000)             67,891             16,639
---------------------------------------------------------------------------------------   ------------------------------------

Interest income/(expense)                                       981            (10,563)                 43            (17,501)
Other income/(expense)                                           40               (532)                535            (10,069)

------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                   23,401            (14,095)             68,469            (10,931)
------------------------------------------------------------------------------------------------------------------------------

Other data
Capital expenditures                                          6,209              2,212              32,491             25,513
Cash interest expense incurred                                    -             10,766                   -             20,568
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

                               Grove Holdings LLC
                                   Exhibit II
                                 (in thousands)
                                   (Unaudited)

                                                   ---------------------------------------------------------------------------
                                                           Three months ended                    Twelve months ended
                                                   ---------------------------------------------------------------------------
                                                     September 27,       October 3,         September 27,       October 3,
                                                         1997               1998                1997               1998
                                                   -----------------  -----------------   -----------------  -----------------

------------------------------------------------------------------------------------------------------------------------------
EBIT                                               $         22,380   $         (3,000)   $         67,891   $         16,639
------------------------------------------------------------------------------------------------------------------------------

    Depreciation & Amortization                               4,425              5,981              17,985             19,613

------------------------------------------------------------------------------------------------------------------------------
EBITDA                                                       26,805              2,981              85,876             36,252
------------------------------------------------------------------------------------------------------------------------------

Adjustments
    Impact of units sold accounted as operating leases        1,174              1,079               2,555              2,677
    Purchase accounting write-off of amount assigned
      to inventory                                                -             17,707                   -             27,707
    Inventory write-off                                           -                  -                   -              1,329
    Expenses associated with MIS installation                   373              1,112               1,283              1,266
    Restructuring charges/Management fees                       544                  -               4,136                162
    One-time transition costs                                     -              2,192                   -              3,104
    Sunderland (Gains)/Losses                                   626              3,350                (821)            14,538
    George Group expenses                                         -              1,759                   -              2,697

------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                        29,522             30,180              93,029             89,732
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